EXHIBIT 23.1




            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




      We consent to the incorporation by reference in this registration statement on Form S-8 of Unocal Corporation of our report dated February 14, 1997, on our audits of the consolidated financial statements and financial statement schedule of Unocal Corporation and its subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, which report is included in Unocal Corporation's Annual Report on Form 10-K for the year ended December 31, 1996. Our report includes an explanatory paragraph with respect to the changes in methods of accounting for impairment of long-lived assets and long-lived assets to be disposed of in 1995, and for recognizing the reduction in value of producing oil and gas properties in 1994. We also consent to the reference to our firm under the caption "Experts and Counsel."



/s/ COOPERS & LYBRAND L.L.P.



Los Angeles, California
October 1, 1997